Exhibit 99.1

Kadmon Announces Updated Positive Results from Phase 2 Study of KD025 in cGVHD

NEW YORK, February 22, 2018 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced updated positive results from an ongoing Phase 2 clinical trial (KD025-208) evaluating KD025, its Rho-associated coiled-coil kinase 2 (ROCK2) inhibitor, in patients with chronic graft-versus-host disease (cGVHD). The results are being presented today in an oral presentation at the BMT Tandem Meetings in Salt Lake City.

“KD025 continues to demonstrate a therapeutic benefit in cGVHD, including in the most severe manifestations of the disease characterized by end-organ fibrosis,” said Aleksandr Lazaryan, M.D., MPH, Ph.D., Assistant Professor of Medicine, Division of Hematology, Oncology and Transplantation, University of Minnesota and study investigator. “KD025 was also well tolerated, and many patients have been able to reduce or discontinue steroids and other immunosuppressants, thereby helping to avoid their adverse effects and improve patients’ quality of life.”

Updated data from Cohort 2 of the trial (KD025 200 mg BID; n=16) showed an Overall Response Rate (ORR) of 69%, as of a data cutoff date of January 3, 2018. Responses in Cohort 1 (KD025 200 mg QD; n=17) remained the same, showing an ORR of 65%. Responses were rapid, with approximately 70% of patients across Cohorts 1 and 2 achieving responses by the first assessment (after 8 weeks of treatment). Responses were observed across all affected organs, including in organs with fibrotic manifestations of the disease such as lungs, eyes, skin and joints. In responders with 4 or more organs involved, 6/13 (46%) showed responses in 4 or more organs. In addition, 64% of patients were able to reduce steroid dose, and four patients completely discontinued steroid use. Eighty-three percent (83%) of patients were able to reduce the dose of tacrolimus, another immunosuppressive agent used to treat cGVHD. KD025 was well tolerated, with no drug-related serious adverse events (SAEs) in either cohort.

“These updated results in cGVHD and recent results in idiopathic pulmonary fibrosis further demonstrate the activity and tolerability of KD025 in inflammatory and fibrotic disease settings,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “We look forward to continuing our study of KD025 in cGVHD and the potential opportunity to offer patients a new therapy for this disease.”

Details of the presentation are as follows:

Date: Thursday, Feb. 22, 2018

Time: 4:45 – 6:15 p.m. MT

Session: Oral Abstracts - Session E: GVH / GVL

Abstract Title: Initial Results of KD025-208: A Phase 2a Open-Label Clinical Trial of KD025 for Steroid-Dependent Chronic Graft Versus Host Disease (cGVHD)

Location: Salt Palace Convention Center, Hall C

The BMT Tandem Meetings are the combined annual meetings of the Center for International Blood & Marrow Transplant Research (CIBMTR) and the American Society for Blood and Marrow Transplantation (ASBMT).

About KD025-208

KD025-208 is an ongoing Phase 2 clinical trial of KD025 for the treatment of cGVHD. The trial is being conducted in adults with steroid-dependent or steroid-refractory cGVHD and active disease. The dose-finding trial includes 48 patients divided into three cohorts at different dose levels (KD025 200 mg QD, 200 mg BID and 400 mg QD), enrolled sequentially following a safety assessment of each cohort. We expect to enroll an expansion cohort of approximately 40 patients after the optimal dose has been determined. In October 2017, KD025 received orphan drug designation from the U.S. Food and Drug Administration for cGVHD.

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation, a procedure that is often used to treat patients with cancers such as myeloma or leukemia. With cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs.  We have a product pipeline focused on inflammatory and fibrotic diseases.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance, if any, of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; and/or (xx) our ability to achieve cost savings and benefits from our efforts to streamline our operations and to not harm our business with such efforts. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on November 9, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Ellen Tremaine, Investor Relations
(646) 490-2989
ellen.tremaine@kadmon.com